7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-6471	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS SECOND QUARTER 2011 RESULTS

Announces e-Commerce Sales to Begin in September

Provides Third Quarter 2011 Net Sales Guidance of $217 to $219 Million and Earnings Per Diluted Share of $0.77 to $0.81

        Evansville, Indiana, August 25, 2011- Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced net sales and earnings for the second quarter ended July 30, 2011.

        Net sales for the second quarter of fiscal 2011 increased 0.8 percent to $166.7 million compared to net sales of $165.4 million for the second quarter of fiscal 2010.  Comparable store sales decreased 1.1 percent for the second quarter of fiscal 2011.  In the second quarter of fiscal 2010, comparable store sales increased 8.3 percent.

        Net earnings for the second quarter were $2.7 million, or $0.20 per diluted share, as compared to net earnings of $4.1 million, or $0.32 per diluted share for the second quarter last year.

        The gross profit margin for the second quarter of fiscal 2011 was 27.8 percent compared to 28.3 percent for the second quarter of fiscal 2010.  The merchandise margin remained unchanged.  Buying, distribution and occupancy costs increased 0.5 percent as a percentage of sales.

        Selling, general and administrative expenses for the second quarter increased $1.5 million to $42.3 million.  As a percentage of sales, these expenses increased to 25.3 percent compared to 24.7 percent in the second quarter of last year.

        Speaking on the results, Mark Lemond, president and chief executive officer said, "Our performance for the quarter fell short of our expectations, primarily as a result of a decline in customer traffic at our stores.  We believe this was due, in part, to inclement weather conditions in many of our markets early and late in the quarter. We were also up against record setting second quarter results from last year, including an 8.3 percent comparable store sales increase that was driven by higher priced toning footwear.  Currently, as we progress through the all-important back-to-school season, customer traffic trends have improved with comparable store sales increasing 6 percent month-to-date.  We are optimistic that when consumers have a need to buy, like back-to-school, they will shop Shoe Carnival for the right assortment of value-priced family footwear.  As a result, we anticipate third quarter comparable sales to increase in the range of 3.4 to 4.4 percent.  This is on top of a comparable store sales increase of 7.2 percent in the third quarter last year."

       Mr. Lemond concluded, "I am very excited about the upcoming launch of our e-commerce site.   We have incorporated the excitement and spontaneity of our stores into our new website, along with the great selection and value pricing we have built our reputation on.  This new platform will also offer Shoe Carnival a tremendous opportunity for national brand exposure and long-term sales growth."

       Net sales during the first six months of fiscal 2011 increased $10.2 million to $365.1 million as compared to the same period last year.  Comparable store sales increased 1.3 percent.  Net earnings for the first half of 2011 were $12.6 million, or $0.94 per diluted share, compared to net earnings of $13.4 million, or $1.04 per diluted share, in the first half of last year.  The gross profit margin for the first six months of 2011 was 29.6 percent compared to 29.9 percent last year.  Selling, general and administrative expenses, as a percentage of sales, were 24.0 percent for the first six months of both periods.

Third Quarter Earnings Outlook

        The Company expects third quarter net sales to be in the range of $217 to $219 million with comparable store sales to increase in the range of 3.4 to 4.4 percent.  Earnings per diluted share in the third quarter of fiscal 2011 are expected to be in the range of $0.77 to $0.81.

Store Growth

        The Company expects to open 17 new stores and close four stores in fiscal 2011.  Store openings and closings by quarter are as follows:

	New Stores	Store Closings
1st Quarter 2011	4	0
2nd Quarter 2011	5	2
3rd Quarter 2011	7	1
4th Quarter 2011	1	1
Fiscal 2011	17	4

The five stores opened during the second quarter included locations in:

City	Market/Total Stores in Market
Atlanta, GA	Atlanta/10
Billings, MT	Billings/1
Lancaster, PA	Harrisburg-Lancaster-Lebanon/3
Osage Beach, MO	Springfield/3
San Antonio, TX	San Antonio/5

Conference Call

        Today, at 4:30 p.m. Eastern time, the Company will host a conference call to discuss the second quarter results.  The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

       Shoe Carnival is a chain of 321 footwear stores located in the Midwest, South and Southeast.  Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

       This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; our ability to successfully develop and implement an e-commerce business; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, Brazil, Italy and East Asia, where the primary manufacturers of footwear are located; the impact of regulatory changes in the United States and the countries where our manufacturers are located;

and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen Weeks Ended July 30, 2011	Thirteen Weeks Ended July 31, 2010	Twenty-six Weeks Ended July 30, 2011	Twenty-six Weeks Ended July 31, 2010
Net sales	$166,672	$165,394	$365,122	$354,851
Cost of sales (including buying,
distribution and occupancy costs)	120,299	118,647	256,989	248,832
Gross profit	46,373	46,747	108,133	106,019
Selling, general and administrative
expenses	42,259	40,758	87,884	85,039
Operating income	4,114	5,989	20,249	20,980
Interest income	(21)	(28)	(49)	(51)
Interest expense	71	63	132	132
Income before income taxes	4,064	5,954	20,166	20,899
Income tax expense	1,349	1,836	7,532	7,534
Net income	$2,715	$4,118	$12,634	$13,365

Net income per share:
Basic	$.20	$.32	$.95	$1.05
Diluted	$.20	$.32	$.94	$1.04

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 30, 2011	January 29, 2011	July 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$44,096	$60,193	$40,560
Accounts receivable	2,889	1,550	1,684
Merchandise inventories	258,069	212,929	238,147
Deferred income tax benefit	3,307	4,275	3,342
Other	5,894	2,407	3,403
Total Current Assets	314,255	281,354	287,136
Property and equipment-net	66,660	62,391	61,503
Other	1,177	1,400	1,205
Total Assets	$382,092	$345,145	$349,844

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$76,293	$55,219	$79,016
Accrued and other liabilities	14,005	15,457	15,345
Total Current Liabilities	90,298	70,676	94,361
Deferred lease incentives	10,082	8,211	6,774
Accrued rent	5,681	5,082	5,164
Deferred income taxes	1,697	669	20
Deferred compensation	5,685	4,907	4,156
Other	816	1,257	1,374
Total Liabilities	114,259	90,802	111,849
Total Shareholders' Equity	267,833	254,343	237,995
Total Liabilities and Shareholders' Equity	$382,092	$345,145	$349,844

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twenty-six Weeks Ended July 30, 2011	Twenty-six Weeks Ended July 31, 2010
Cash flows from operating activities:
Net income	$12,634	$13,365
Adjustments to reconcile net income to net
cash (used in) provided by operating activities:
Depreciation and amortization	7,058	6,815
Stock-based compensation	1,822	2,398
Loss on retirement and impairment of assets	483	1,223
Deferred income taxes	1,996	(1,119)
Lease incentives	2,434	981
Other	(185)	(899)
Changes in operating assets and liabilities:
Accounts receivable	(1,239)	(938)
Merchandise inventories	(45,140)	(40,695)
Accounts payable and accrued liabilities	20,635	22,196
Other	(3,627)	(1,336)

Net cash (used in) provided by operating activities	(3,129)	1,991

Cash flows from investing activities:
Purchases of property and equipment	(12,165)	(6,565)
Proceeds from sale of property and equipment	4	311
Proceeds from notes receivable	100	100

Net cash used in investing activities	(12,061)	(6,154)

Cash flows from financing activities:
Proceeds from issuance of stock	454	415
Excess tax benefits from stock-based compensation	1,276	419
Purchase of treasury stock	(2,637)	(279)

Net cash (used in) provided by financing activities	(907)	555

Net decrease in cash and cash equivalents	(16,097)	(3,608)
Cash and cash equivalents at beginning of period	60,193	44,168

Cash and Cash Equivalents at End of Period	$44,096	$40,560